EMPLOYMENT AGREEMENT

            THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of the 22nd day of December, 2000 by and among ANNE M. TATLOCK (the "Employee"), FIDUCIARY TRUST COMPANY INTERNATIONAL, a bank organized under the New York State Banking Law ("Company"), and FRANKLIN RESOURCES, INC., a Delaware corporation ("Parent").

            WHEREAS, Company is a bank organized and existing under Article III of the New York State Banking Law (the "NYBL"); and

            WHEREAS, Company and Parent entered into an agreement whereby Parent will acquire all the shares of Company (the "Agreement and Plan of Share Acquisition"); and

            WHEREAS, pursuant to the Agreement and Plan of Share Acquisition, the parties desire to enter into an employment agreement under which the Employee shall be employed by Company and under which Company shall compensate the Employee following the closing date of the acquisition (the "Closing Date"); provided, that if prior notification to or approval of the Board of Governors of the Federal Reserve System, the New York State Banking Department or any other governmental entity is required in connection with the employee entering into this Agreement, such employment and compensation will begin, and this Agreement shall only be effective, following the date on which any required notification periods have expired or been terminated, such approvals have been obtained and any waiting period or periods shall have passed.

            NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company, Parent, and the Employee agree as follows:

                                    ARTICLE I

                                   EMPLOYMENT

     1.1 OFFICE; RESPONSIBILITIES. Subject to the terms hereof, Company shall employ the Employee, and the Employee shall be employed by Company, as Chairman and Chief Executive Officer, effective as of the Closing Date, subject to the direction and supervision of the Chief Executive Officer of Parent ("Parent's CEO"). The Employee shall report directly to Parent's CEO. The Employee's responsibilities will be as determined by Parent's CEO and shall include, among other things, assisting in maintaining and enhancing the material business relationships of Company. In addition, the Employee shall be a member of Company's Executive Committee and Management Committee and shall be a member of Parent's Board of Directors, so long as the Employee meets the requirements to be a director of a corporation organized under Delaware Corporation Law and
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shall be a member of the office of the  Chairman of Parent,  for so long as such office is in existence.

     1.2 FULL-TIME COMMITMENT. The Employee hereby accepts such employment hereunder, and agrees that she will devote substantially all of her working time, attention, knowledge and skills, faithfully, diligently, and to the best of her ability in furtherance of the business of Company and as otherwise reasonably necessary to such employment. During the term of her employment hereunder, the Employee will not accept employment or compensation from or perform services of any nature for any business enterprise other than Company and its subsidiaries; PROVIDED, HOWEVER, that nothing in this Agreement shall be deemed to restrict the Employee from serving on (i) the unpaid boards of charitable, not-for-profit or community organizations or (ii) the boards of the organizations set forth on Schedule A attached hereto, or any other boards with the prior written consent of Company's Board of Directors and Parent's CEO, in each case so long as such activities do not interfere with the performance of her duties hereunder.

                                   ARTICLE II

                               TERM OF EMPLOYMENT

     2.1 TERM. The employment of the Employee pursuant hereto shall commence on the Closing Date (or if later, the date of regulatory approval referred to in the third whereas clause above) and remain in effect for a term expiring at 12:01 A.M. New York City time five (5) years from the Closing Date (the "Term") unless sooner terminated pursuant to the provisions hereof. The Employee must be employed by Company on and prior to the Closing Date for this Agreement to become effective. Employment after the expiration of the Term, if any, shall be on an employment at-will basis unless otherwise negotiated by the parties.

                                  ARTICLE III

                            COMPENSATION OF EMPLOYEE

     3.1 SALARY. During the Term, Company shall pay to the Employee a base salary ("Base Salary") equal to five hundred and ninety thousand dollars ($590,000) per year, payable in accordance with the regular payroll practices of Company, but not less frequently than monthly. Such Base Salary shall be subject to review on an annual basis by Parent's CEO, subject to review by Parent's Compensation Committee, which review shall not result in a decrease in Base Salary. The Base Salary and all other compensation payments to the Employee under this Agreement or any other agreement shall be subject to withholding taxes and other applicable deductions.

     3.2 BONUS AND INCENTIVE COMPENSATION. The Employee shall be eligible for short-term and long-term bonus (each as specified below, and collectively, the "Bonus") and incentive compensation plan participation, on terms and conditions

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

no less favorable than those available for senior management employees of Parent. The amount and payment of such Bonus and incentive compensation plan participation shall be subject to the attainment of such performance objectives as Parent's CEO shall determine, with the approval of Company and Parent Compensation Committees. Performance objectives may include management, Parent, Company, and individual targets, and overall Parent performance.

          (a) MINIMUM BONUS THROUGH SEPTEMBER 30, 2002. Notwithstanding the other provisions of this Section 3.2, the Bonus for the period (i) commencing January 1, 2001 and ending December 31, 2001 and (ii) commencing January 1, 2002 and ending September 30, 2002, on an annualized basis shall not be less than six hundred and nine thousand, two hundred and eighty one dollars ($609,281). The Bonus for such periods shall be payable as follows:

               (i) SHORT-TERM BONUS. Employee shall receive an annualized short-term bonus ("Short-Term Bonus") of no less than two hundred ninety six thousand, five hundred dollars ($296,500), which shall be payable in cash within forty-five (45) days following the end of the applicable period to which such Short-Term Bonus relates.

               (ii) LONG-TERM BONUS. Employee shall receive an annualized long-term bonus ("Long-Term Bonus") of no less than three hundred and twelve thousand, seven hundred and eighty one dollars($312,781), which shall be granted to Employee on the last day of the applicable period, and shall be in the form of Parent restricted stock, which shall vest in three (3) equal one-third (1/3) increments on the first, second, and third anniversaries of the date of grant. The Parent restricted stock granted shall be for a number of Parent shares equal to the Long-Term Bonus divided by the eleven (11) day average per share New York Stock Exchange closing price of Parent stock (which shall include the date of grant, the five trading days prior to the date of grant and the five trading days following the date of grant).

          (b) BONUS AND INCENTIVE COMPENSATION AFTER SEPTEMBER 30, 2002. After September 30, 2002, the Employee shall become a participant in an incentive compensation plan established by Parent, and will be eligible to receive awards, grants or payments thereunder, in amounts comparable to, senior management employees of Parent. Such incentive compensation plan (or program) will consist of, among other components and without limitation by specification, a cash bonus, a long-term stock incentive bonus distributed in the form of Parent restricted stock and/or stock options. To the extent employment is not continued beyond the Term, the bonus and incentive compensation for the period commencing October 1, 2005 through the end of the Term shall not be less than the pro-rated amount of the prior fiscal year's incentive compensation payments to the Employee pursuant to this
     Section 3.2(b) but shall not extinguish any rights the Employee has under any then-existing award or grant.

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

     3.3 ADDITIONAL SERVICES COMPENSATION. (a) In consideration of additional services to be rendered by the Employee in order to facilitate the integration of the business of Company and Parent following the consummation of the Agreement and Plan of Share Acquisition, during the Term, the Employee shall be eligible to receive additional services cash compensation ("Additional Services Cash Compensation") in the aggregate amount of two million, one hundred twenty-five thousand dollars ($2,125,000) payable as follows: twenty percent (20%) of such Additional Services Cash Compensation (equal to $425,000) shall be payable on each of the first, second, third, fourth and fifth anniversaries of the Closing Date. Such Additional Services Cash Compensation shall be payable in cash as soon as practicable after each such anniversary of the Closing Date, but in no event later than thirty (30) days after each such anniversary of the Closing Date.

          (b) In addition, Employee shall be eligible to receive stock options calculated using the amount of $530,000 ("Additional Services Stock Compensation"). The Additional Services Stock Compensation shall be distributed in the form of stock options granted on the Closing Date, fifty percent (50%) of which shall become exercisable if the Employee remains employed by Company through the third anniversary of the Closing Date and the remaining fifty percent (50%) shall become exercisable if the Employee remains employed by Company through the fourth anniversary of the Closing Date. Such stock options shall be for the number of Parent shares equal to
     (i) the Additional Services Stock Compensation divided by the per share New York Stock Exchange closing price of Parent stock on the Closing Date, (ii) multiplied by three. Once such stock options become exercisable, they shall remain exercisable until the earlier of: (x) the fifth anniversary of the date of grant, (y) the first anniversary of a Disabling Event or (z) ninety
     (90) days following termination of employment with Company. The exercise price of such options shall be the per share New York Stock Exchange closing price of Parent stock on the Closing Date.

     3.4 BENEFITS; OTHER COMPENSATION. (a) The Employee shall be entitled to such health, life, disability or other insurance benefits, such qualified or nonqualified profit sharing, pension or other deferred compensation or supplemental retirement plan benefits, and such paid vacation and other fringe benefits and other perquisites (collectively, "Benefits") as are generally applicable to other senior management employees of Company from time to time. In addition, retiree medical (including prescription drug and dental) insurance benefits currently provided to retired employees of Company and its subsidiaries shall be provided upon retirement to the Employees and shall not be reduced from the levels provided prior to the Closing Date. The Employee shall be entitled to participate in such plans or programs as are generally applicable to senior management employees of Parent from time to time (it being the intent of the parties hereto that the Employee be treated with respect to Benefits in a manner similar to Senior management employees of Parent) unless the Employee is participating in Benefit plans of Company that provide substantially similar Benefits to the Employee. If the Employee becomes subject to any Benefits of Parent, (i) the Employee's prior years of service with Company shall be taken into account by Company with respect to eligibility, benefits and vesting under

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

any Parent employee Benefit plan, program or arrangement and (ii) Parent shall cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group plan to be waived, or not applicable, with respect to the Employee and her eligible dependents to the same extent waived under Company's Benefit plans; PROVIDED, HOWEVER, that prior years of service provided in (i) shall not be taken into account to the extent it would result in the duplication of benefits accrued in any prior year; and PROVIDED FURTHER, HOWEVER, that if the Employee commences participation in any Benefit plan of Parent, the Employee shall not be entitled to participate in the corresponding benefit plan maintained by the Company. Notwithstanding anything to the contrary contained herein, for a period of eighteen (18) months following the Closing Date, Parent shall, or shall cause Company to, provide the Employee Benefits no less favorable in the aggregate than the Benefits provided prior to the Closing Date.

     3.5 EXPENSES. During the term of this Agreement, the Employee shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Employee in performing services hereunder, provided such expenses are properly accounted for in accordance with Company policy and practices, as in effect from time to time.

     3.6 ALLOWANCE FOR FINANCIAL AND TAX PLANNING. Company shall reimburse Employee for up to fifteen thousand dollars ($15,000) for the fiscal year ending September 30, 2001 and five thousand dollars ($5,000) for each subsequent fiscal year, for actual expenses incurred in retaining an outside financial and/or tax planner, provided such expenses are properly accounted for in accordance with Company policy and practices, as in effect from time to time.

     3.7 ADDITIONAL BENEFITS. Company shall provide the Employee with such luncheon club memberships and other such memberships in accordance with Company policy and practices as in effect on the date hereof. Employee shall be entitled to business travel in accordance with Company policy and practices as in effect on the date hereof.

     3.8 WAIVER. Employee acknowledges that as of the effective date of this Agreement she is waiving all rights under Company's Change of Control Severance Plan, as in effect on the date hereof, which as to Employee shall be deemed null and void and shall have no further force and effect.

                                   ARTICLE IV

                                   TERMINATION

     4.1 DISCHARGE FOR CAUSE. The Employee may be terminated by Company from her employment hereunder for Cause. Discharge for Cause shall mean the termination of the Employee's employment with Company by reason of any one or more of the following events: (a) the conviction of the Employee, by a court of competent

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

jurisdiction, or entry of a plea of guilty or NOLO CONTENDERE, of any crime (whether or not involving Company) which constitutes a felony in the jurisdiction involved, (b) the Employee's embezzlement or intentional misappropriation of any property of Company or its affiliates or any clients of any of them including any violation of Section 6.4 or 6.5 of this Agreement, (c) the commission by the Employee of an act that would cause the Employee, Company or any of its affiliates to be disqualified in any manner under Section 9 of the Investment Advisers Act of 1940, if the Securities and Exchange Commission (the "Commission") were not to grant an exemptive order under Section 9(c) thereof (irrespective of whether such order is granted), or that would constitute grounds for the Commission to deny, revoke or suspend registration of Company or any of its affiliates as an investment advisor, broker/dealer or transfer agent, as applicable, with the Commission, (d) if the Employee is an associated person of a broker-dealer, the commission by the Employee of any act that would constitute grounds for any order by the Commission against the Employee pursuant to Section 15(b)(4) or 15(b)(6) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), (e) a material breach of this Agreement by the Employee, continued insubordination or dereliction of duties or serious multiple infractions of regulatory compliance requirements such as Company's Code of Ethics, in each case after written notice specifying in reasonable detail the nature of the breach, insubordination or dereliction of duties or infractions and an opportunity to cure of not less than 30 days having been given to the Employee, (f) continued alcohol or other substance abuse or addiction that renders the Employee incapable of satisfactorily performing her duties, after written notice and an opportunity to cure in the first such instance of not less than 30 days (90 days if the Employee enters an approved rehabilitation program within such 30-day period) have been given to the Employee or (g) the commission by the Employee of an act that results in any bank regulatory authority (i) making a determination to the effect that Parent may no longer maintain its status as a financial holding company ("FHC") or bank holding company ("BHC") (as each such term is defined in the Bank Holding Company Act of 1956, as amended, the "BHCA") or (ii) pursuant to the BHCA, to Section 8 of the Federal Deposit Insurance Act (12 U.S.C. ss. 1818), as amended, or to New York Banking Law imposing any civil or criminal penalties on the Employee, Parent or Company, or issuing an order for the removal or suspension of the Employee from office or the prohibition of the Employee from participating in the conduct of the affairs of Company; PROVIDED, HOWEVER, that there shall be no discharge for Cause under clauses (c), (d), or (g) to the extent such act is performed by the Employee at the direction of Parent's CEO.

     4.2 RESIGNATION. The Employee's employment hereunder shall automatically terminate upon her Resignation during the Term. "Resignation" shall mean the termination of the Employee's full-time employment with Company other than by reason of a (i) Disabling Event (as defined below), (ii) termination by Employee for Good Reason (as defined below), (iii) termination by Company without Cause, or (iv) termination by Company for Cause.

     4.3 DISABLING EVENT. In the event of a Disabling Event with respect to the Employee, Company may terminate the Employee's employment hereunder. Disabling

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Event  shall mean the  Employee's  death or the  Employee's  physical  or mental disability (as determined under Company's long-term disability plan), which renders the Employee incapable of performing her material duties and services as an employee of Company and which continues for more than six consecutive months or more than six months in total during any 12-month period.

     4.4 GOOD REASON. The Employee may terminate her employment hereunder for Good Reason (as defined below) during the 60-day period following the 30th day after the Employee has notified Company of the circumstances constituting Good Reason if Company has failed to eliminate the circumstances constituting such Good Reason within such 30-day period. As used herein, the Employee shall have Good Reason to terminate her employment with Company in the event of (i) a relocation of Company's principal office more than 50 miles from New York, New York, without the Employee's prior written consent, (ii) an adverse change in the Employee's title, position or responsibility level set forth in Section 1.1 from that in effect as of the Closing Date, taking into account the effect of changes to Company and the Employee's responsibilities as a result of the consummation of the Agreement and Plan of Share Acquisition, without the Employee's prior written consent, (iii) a reduction in the Employee's Base Salary, (iv) failure to pay or grant Base Salary, Bonus, Additional Services Cash or Stock Compensation or any amounts to which the Employee shall become entitled to in accordance with Section 3.2(b) of this Agreement, in each case as provided by the terms hereof, (v) a failure to comply in all material respects with the provisions of Section 3.4 of this Agreement, (vi) an increase in required travel on Company's business from that which is required on the date hereof, except that the Employee acknowledges that additional travel will be required due to the global nature of Parent's business, the California location of Parent's headquarter's office and the provisions of Section 6.20(vi) of the Agreement and Plan of Share Acquisition, (vii) a Change of Control (as defined below), (viii) a material breach by Company or Parent of this Agreement or (ix) any voluntary termination of employment by the Employee with a termination date during the twelve (12) month period following the Change of Control, in each case after written notice specifying in reasonable detail the nature of the breach and an opportunity to cure of not less than 30 days having been given to Company or Parent, as the case may be.

     4.5 CHANGE OF CONTROL. A "Change of Control" shall be deemed to have occurred if at any time before the end of the Term there is a change of control under any of clause (a), (b), (c), or (d), below. For these purposes, Parent will be deemed to have become a subsidiary of another corporation if any one other corporation owns, directly or indirectly, fifty percent (50%) or more of the total combined voting power of all classes of stock of Parent or any successor to Parent by merger, consolidation, or otherwise.

          (a) A Change of Control will have occurred under this clause (a) if Parent is a party to a transaction pursuant to which Parent is merged with or into, or is consolidated with, or becomes the subsidiary of another corporation and, at any time within twenty-four (24) months after the effective date of that transaction, individuals who were directors of Parent on the day after the last annual meeting of stockholders of Parent occurring before the transaction cease for any reason to constitute at

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     least  fifty-one  percent  (51%)  of  the  directors  of the  surviving  or
     resulting   corporation   or  (if  Parent   becomes  a  subsidiary  in  the
     transaction) of the ultimate parent of Parent.

          (b) A Change of Control will have occurred under this clause (b) if Parent is a party to a transaction pursuant to which Parent is merged with or into, or is consolidated with, or becomes the subsidiary of another corporation and, (i) after giving effect to such transaction, less than forty percent (40%) of the then outstanding voting securities of the surviving or resulting corporation or (if Parent becomes a subsidiary in the transaction) of the ultimate parent of Parent represent or were issued in exchange for voting securities of Parent outstanding immediately prior to such transaction and (ii) at any time within twenty-four (24) months after the effective date of that transaction, individuals who were directors of Parent on the date after the last annual meeting of stockholders of Parent occurring before that effective date cease for any reason to constitute at least fifty-one percent (51%) of the directors of the surviving or resulting corporation or (if Parent becomes a subsidiary in the transaction) of the ultimate parent of Parent.

          (c) A Change of Control will have occurred under this clause (c) if any of the events described in clause (i), (ii), (iii), or (iv) of this clause (c) (a "Change Event") occurs:

               (i) There is a report filed on Schedule 13D of Schedule 14D-1 (or any successor schedule, form, or report), each as adopted under the 1934 Act, disclosing the acquisition of twenty-five percent (25%) or more of the voting stock of Parent in a transaction or series of transactions by any person (as the term "person" is used in Section 13(d) and Section 14(d)(2) of the 1934 Act, a "Person").

               (ii) Parent is a party to a transaction pursuant to which Parent is merged with or into, or is consolidated with, or becomes the subsidiary of another corporation and, after giving effect to such transaction, less than fifty percent (50%) of the then outstanding voting securities of the surviving or resulting corporation represent or were issued in exchange for voting securities of Parent outstanding immediately prior to such transaction.

               (iii) There is a sale, lease, exchange, or other transfer (in one transaction or a series of a related transactions) of all or substantially all of the assets of Parent.

               (iv) The stockholders of Parent approve any plan or proposal for the liquidation or dissolution of Parent.

          (d) A Change of Control will have occurred under this clause (d) if any Person announces an intention to engage in an "election contest" (as that term is defined in Regulation 14 under the 1934 Act) relating to the election of Directors of Parent and, at any time within the twenty-four
     (24) month period immediately following the date of the announcement of that intention, individuals who, on the day after the last annual meeting

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

     of stockholders of Parent occurring before that announcement, constituted the directors of Parent cease for any reason to constitute at least a majority thereof.

                                   ARTICLE V

                              EFFECT OF TERMINATION

     5.1 CAUSE OR RESIGNATION. If the Employee's employment is terminated (i) by Company for Cause or (ii) by the Employee by her Resignation, the Employee's Base Salary, Bonus, and Additional Services Compensation, and other benefits specified in Article III hereof shall cease at the time of such termination and Employee shall not be entitled to any unpaid Bonus or unpaid Additional Services Cash Compensation or Additional Services Stock Compensation; PROVIDED HOWEVER, that if the Employee's employment is terminated for such reasons after the second anniversary of the Closing Date, then the Employee shall be entitled to any unpaid Additional Services Cash Compensation paid as soon as practicable after the termination of employment and any Additional Services Stock Compensation shall be exercisable, to the extent vested, in accordance with the provisions of such stock option grant.

     5.2 DISABLING EVENT. If the Employee's employment is terminated by Company by reason of a Disabling Event, the Employee shall be entitled to receive:

                    (1) all unpaid Base  Salary up to the date of the  Disabling
               Event, paid periodically in accordance with Company's regular payroll practices;

                    (2) pro-rated Short-Term Bonus up to the date of the Disabling Event, based on the amount of the prior fiscal year's Short-Term Bonus, and any unpaid Short-Term Bonus relating to the fiscal year prior to the fiscal year in which the Disabling Event occurs, paid as soon as practicable following the Disabling Event;

                    (3) (i)  pro-rated  Long-Term  Bonus  up to the  date of the
               Disabling Event, based on the amount of the prior fiscal year's Long-Term Bonus, and any undistributed Long-Term Bonus relating to the fiscal year prior to the fiscal year in which the Disabling Event occurs, distributed as soon as practicable following the Disabling Event, where the restricted stock shall vest immediately and the stock options shall become immediately exercisable and shall remain exercisable through the first anniversary of the Disabling Event and (ii) the lapse of any restrictions on prior year's grants of restricted stock and acceleration of exercisability on prior year's grants of stock options;

                    (4) Additional  Services Cash Compensation,  paid as soon as practicable following the Disabling Event, and Additional Services Stock Compensation shall become immediately exercisable and shall remain exercisable through the first anniversary of the Disabling Event; and

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                    (5) other benefits provided for in Section 3.4 hereof, which shall continue or be paid or provided to the Employee in accordance with the terms of such plans.

     5.3 WITHOUT CAUSE; GOOD REASON. If (i) Company desires to terminate the Employee's employment without Cause or (ii) the Employee terminates her employment for Good Reason, the Employee shall remain on the payroll of Company and shall be entitled to receive:

                    (1) all  unpaid  Base  Salary and  unpaid  Bonus  Amount (as defined in Section 5.4 below) for the balance of the Term, paid in all cash, and paid periodically in accordance with Company's
               regular   payroll   practices;

                    (2) Additional   Services  Cash   Compensation,   paid  in
               accordance with the Additional Services Cash Compensation vesting provisions, and any Additional Services Stock Compensation shall be exercisable in accordance with the provisions of such stock option grant; and

                    (3) other benefits provided for in Section 3.4 hereof, which shall continue to be paid or provided to the Employee for the remainder of the Term, subject to such deductibles and co-payments as applicable under such plan or, if for any reason the Employee is no longer treated as an employee of Company and such benefits are not so payable, the cash value of such benefits shall be paid to the Employee.

     5.4 BONUS AMOUNT. Bonus Amount shall mean an amount equal to the greater of
(i) the annual target Bonus for the Employee for the fiscal year in which the termination occurs or (ii) the annual Bonus that was paid to the Employee for the fiscal year preceding the fiscal year in which the termination occurs.

     5.5 COMPANY LIABILITY. If the Internal Revenue Service (i) challenges the deductibility of payments made to the Employee by Company or (ii) imposes any excise tax on the Employee, in each case pursuant to this Agreement, in connection with the consummation of the Agreement and Plan of Share Acquisition or in the event of a Change of Control, Company shall make the Employee whole in connection therewith and exclusively defend such action with counsel of its own choice.

     5.6 RETIREE MEDICAL BENEFITS. Notwithstanding anything to the contrary contained in this Article V, the Employee shall be entitled to retiree medical benefits as described in Section 3.4.

                                   ARTICLE VI

                   CONFIDENTIAL INFORMATION AND NONCOMPETITION

     6.1 ACKNOWLEDGEMENT. The Employee agrees and acknowledges that in the course of rendering services to Company, its Affiliates, and their respective

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

clients and customers she has had and shall continue to have access to and has become and shall become acquainted with confidential information about the professional, business and financial affairs of Company, its Affiliates, and their respective clients and customers and may have contributed to or may in the future contribute to such information. The Employee acknowledges that Company is engaged in a highly competitive business and that the success of Company in the marketplace depends upon its goodwill and reputation. The Employee agrees and acknowledges that reasonable limits on her ability to engage in activities competitive with Company are warranted to protect its substantial investment in developing and maintaining its status in the marketplace, reputation and goodwill. The Employee recognizes that in order to guard the legitimate interests of Company it is necessary to protect all such confidential information, goodwill and reputation.

     6.2 PROPRIETARY INFORMATION. In the course of her service to Company and her future service to Company, the Employee has had and shall continue to have access to confidential information relating to Company or its Affiliates, including, without limitation, trade secrets, client or customer lists, information regarding marketing or sales plans, management organization information (including but not limited to data and other information relating to members of the Board), operating policies or manuals, business plans, financial records, or other financial commercial business or technical information relating to the Company or to the Company's clients, customers, or others who do business with the Company (collectively, "Proprietary Information"). Proprietary Information shall include, without limitation, any and all items enumerated in the preceding sentence, whether previously existing, now existing or arising hereafter, whether or not conceived or developed by others or by the Employee alone or by the Employee with others, and whether or not conceived or developed during regular working hours; PROVIDED, HOWEVER, that "Proprietary Information" shall not include (i) any information which is in the public domain, so long as such information is not in the public domain as a consequence of disclosure by the Employee in violation of this Agreement, (ii) any information that becomes available to the Employee, after she ceases to be an employee of Company, on a non-confidential basis from a source other than Company or any of its Affiliates and (iii) information of a general nature, not pertaining primarily to the business of Company, which would generally be acquired in similar employment with a comparable company.

For purposes of this Article VI, the term Affiliates of Company shall mean persons controlling, controlled by or under common control with Company.

     6.3 FIDUCIARY OBLIGATIONS. The Employee agrees and acknowledges that Proprietary Information is of critical importance to Company and that violation of this Article VI would seriously and irreparably impair and damage the business of Company. The Employee therefore agrees to keep, at all times, whether during the Term or thereafter, all Proprietary Information in a fiduciary capacity for the sole benefit of Company and its clients and customers.

     6.4 NON-DISCLOSURE. The Employee shall not at any time, whether during the Term or thereafter, disclose, directly or indirectly (except as required by law, but only after prior consultation with Company), any Proprietary Information to any person other than (a) authorized employees of Company or its Affiliates with a legitimate need to know related to the business of Company or any such Affiliate at the time of such disclosure, or (b) at the direction of Company, and in all such cases only in the course of the Employee's service to Company. Immediately upon cessation of her employment for any reason whatsoever, the Employee shall deliver to Company all notes, letters, records, and other documents then in her possession or control which may contain Proprietary
Information, and Employee shall not retain or use any copies or summaries thereof.

     6.5 COMPETITIVE ACTIVITIES. (a) While actively employed as an employee during the Term or, in the event of the termination of the Employee's employment by the Company for Cause or by the Employee without Good Reason prior to the completion of the Term, for the two-year period following such termination, and except as otherwise expressly consented to, approved or otherwise permitted by Company in writing, and to the fullest extent permitted under applicable law, the Employee shall not, directly or indirectly, (i) own, operate, control, accept employment from, serve as an agent of or consultant to a business in connection with its activity in providing investment advice, banking, trust, and custodial services to registered investment companies, institutions, individuals, or other clients and customers of Company or (ii) extend credit to or assist in arranging credit to establish or conduct any such activity, or
(iii) permit her name, reputation or affiliations to be used in connection with any such business. The restrictions in this Section 6.5 shall apply to all geographical areas where Employee performed services for Company and to all other places where Company does business and/or did business during the Term, and at all places where, during the Term, the Company had plans to do business.

          (b) During the Term, including any period during which Employee is on the Company payroll, and for the two-year period after Employee is no longer on the Company payroll, and except as otherwise expressly consented to, approved or otherwise permitted by Company in writing, and to the fullest extent permitted under applicable law, the Employee shall not, directly or indirectly, request, induce or attempt to influence any client or customer of Company or of any Affiliate to limit, curtail or cancel its business with Company or any Affiliate or solicit such party for such business. For the purpose of this Article VI, the term clients and customers of Company or its Affiliates shall include any person that received services from Company or any Affiliate during the twelve-month period prior to cessation of the Employee's employment with Company, and any person to which Company or any Affiliate had either submitted on or prior to the Employee's date of termination a written response to such client or customer's request for proposal or had other contacts, whether oral or written, regarding retention of Company or such Affiliate as an investment adviser, as well as any potential clients or customers to whom Company or an Affiliate has made presentations within the twelve-month period prior to cessation of the Employee's employment with Company.

          (c) During the Term, including any period during which Employee is on the Company payroll, and for the two-year period after Employee is no longer on the Company payroll, and except as otherwise expressly consented to, approved or otherwise permitted by Company in writing, and to the fullest extent permitted under applicable law, the Employee shall not, directly or indirectly, request, induce or attempt to influence any current officer, director, employee, consultant, agent or representative of Company or of any Affiliate, as well as any person with whom the Company or any Affiliate is at such time engaged in discussions regarding potential employment (i) to terminate his or her employment or business relationship with Company or any Affiliate or (ii) to commit any act that, if committed by the Employee, would constitute a breach of any provision hereof.

     6.6 EQUITABLE REMEDIES. Notwithstanding any other provision of this Agreement to the contrary, the Employee acknowledges and agrees that the services to be rendered by the Employee hereunder are of irreplaceable value, that Company will suffer irreparable injury and damage and will have no adequate remedy at law and could not be reasonably or adequately compensated in damages for any breach or threatened or attempted breach by the Employee of the provisions of this Article VI, and that, in light of the foregoing, it is of the utmost importance that the parties' respective obligations under Article VI of this Agreement be maintained during any dispute resolution process. Accordingly, the Employee expressly agrees that Company shall be entitled, in addition to the other rights or remedies that may be available to it under this Agreement or at law, to seek a temporary or permanent restraining order or injunction in any court of competent jurisdiction (i) enjoining or restraining the Employee from engaging in any conduct in violation or threatened violation of the provisions of this Article VI or (ii) maintaining the strict performance of the parties' respective obligations under Article VI of this Agreement during any dispute resolution process. Employee agrees that any such restraining order or injunction may be granted without the necessity of Company posting any bond. Pending arbitration pursuant to Section 7.6 of this Agreement, Company shall be entitled to cease making any payments or providing any benefits to the Employee and to obtain temporary and preliminary injunctive relief as described in
Section 6.6(i) from a court of competent jurisdiction.

                                   ARTICLE VII

                                  MISCELLANEOUS

     7.1 NOTICES. All notices hereunder, to be effective, shall be in writing and shall be deemed delivered when delivered by hand, upon confirmation of receipt by telecopy or when sent by first-class, certified mail, postage, and fees prepaid, as follows:

          (a) For notices and communications to Company:

                    Fiduciary  Trust Company  International
                    2 World Trade Center
                    New York, NY 10048

                    Attention: Michael O. Magdol
                    Facsimile: (212) 524-5029

                    With a copy to Parent:

                    Franklin Resources, Inc.
                    777 Mariners Island Blvd.
                    San Mateo, California 94404
                    Attention: Martin Flanagan
                    Facsimile: (650) 312-2804

                              -and-

                    Attention: Leslie M. Kratter
                    Facsimile: (650) 312-2804



          (b)  For notices and communications to the Employee:

                    Anne M. Tatlock
                    Fiduciary Trust Company International
                    2 World Trade Center
                    New York, NY 10048

By notice complying with the foregoing provisions of this Section 7.1, each party shall have the right to change the address for future notices and communications to such party.

     7.2 MODIFICATION. As of the date of this Agreement, this Agreement (and the other agreements and documents referred to herein) shall constitute the entire agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral. Any amendment or modification shall require the written agreement of the parties hereto. Notwithstanding anything herein to the contrary, this Agreement shall be amended or modified prior to the Closing Date only with the written approval of the Board of Directors of Company and Parent.

     7.3 ASSIGNMENT. This Agreement and all rights hereunder are personal to the Employee and may not, unless otherwise specifically permitted herein, be assigned by him. If the Employee dies, payments hereunder may be made to the Employee's estate. Notwithstanding anything else in this Agreement to the contrary, Company may not assign its rights and obligations under this Agreement.

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

     7.4 CAPTIONS. Captions herein have been inserted solely for convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement.

     7.5 SEVERABILITY. The provisions of this Agreement are severable, and the invalidity of any provision shall not affect the validity of any other provision. In the event that any provision of this Agreement or the application thereof is held to be unenforceable because of the duration or scope thereof, the parties hereto agree that the panel of arbitrators or court making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

     7.6 ARBITRATION. Any controversy or claim arising from or relating to this Agreement or breach thereof shall be settled exclusively by arbitration in New York, New York in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. The arbitration shall take place at a location mutually agreed by the parties or, if the parties are unable to agree within 30 days of commencement of arbitration, in New York, New York. Within 30 days after the commencement of arbitration, the parties shall mutually select three arbitrators. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The expense of such arbitration shall be borne equally by the parties hereto. Notwithstanding the foregoing, any controversy or claim arising out of or relating to any claim by the Company for temporary or permanent relief with respect to Section 6 of this Agreement need not be resolved by arbitration and may be resolved in accordance with Section 6.6 of this Agreement.

     7.7 LEGAL FEES. All legal fees incurred relating to any controversy or claim arising from or relating to this Agreement or breach thereof shall be borne by Parent if Parent is the non-prevailing party. If Employee is the non-prevailing party, then each party shall be responsible for its own legal fees.

     7.8 GOVERNING LAW. This Agreement shall be construed under and governed by the laws of the State of New York.

     7.9 TERMINATION. In the event that the Closing Date does not occur prior to October 25, 2001, or in the event of a Disabling Event to the Employee prior to the effective date of this Agreement, this Agreement shall terminate and have no force or effect.

            IN WITNESS WHEREOF, the parties hereto, being duly authorized, have duly executed this Agreement as a binding contract as of the day and year first above written.

                                    FRANKLIN RESOURCES, INC.

                                    By:/s/ Martin L. Flanagan
                                       ----------------------
                                        Martin L. Flanagan




                                    FIDUCIARY TRUST COMPANY INTERNATIONAL

                                    By: /s/ Michael O. Magdol
                                       ----------------------
                                        Michael O. Magdol






Accepted and agreed to
this 22nd day of December 2000

/s/ Anne M. Tatlock
------------------------
ANNE M. TATLOCK

                                   SCHEDULE A

                           Outside Paid Directorships

Fortune Brands, Inc.

Merck & Co., Inc.

American General Corp.

Andrew W. Mellon Foundation